UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                          (AMENDMENT NO. ___________)*

                               Franklin Covey Co.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, Par Value $0.05
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    353469109
                  --------------------------------------------
                                 (CUSIP Number)

                                  April 1, 2009
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ] Rule 13d-1(b)

     [X] Rule 13d-1(c)

     [ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the ACT but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 9 pages

CUSIP No. 353469109

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     1.   Names of Reporting Persons.  JOHN H. LEWIS
          I.R.S. Identification Nos. of above persons (entities only).
--------------------------------------------------------------------------------
     2.   Check the Appropriate Box if a Member of a Group (See Instructions)
          (a) [ ]
          (b) [X]
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     3.   SEC Use Only
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     4.   Citizenship or Place of Organization UNITED STATES
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Number of              5.  Sole Voting Power             167,000
Shares Bene-        ------------------------------------------------------------
ficially owned         6.  Shared Voting Power           751,799
by Each             ------------------------------------------------------------
Reporting              7.  Sole Dispositive Power        167,000
Person With:        ------------------------------------------------------------
                       8.  Shared Dispositive Power      751,799
--------------------------------------------------------------------------------
     9.   Aggregate Amount Beneficially Owned by Each Reporting Person   918,799

     10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

     11.  Percent of Class Represented by Amount in Row (9)   5.4%
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     12.  Type of Reporting Person (See Instructions) IN
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                                Page 2 of 9 pages

CUSIP No. 353469109

--------------------------------------------------------------------------------
     1.   Names of Reporting Persons.  OSMIUM PARTNERS, LLC
          I.R.S. Identification Nos. of above persons (entities only).
--------------------------------------------------------------------------------
     2.   Check the Appropriate Box if a Member of a Group (See Instructions)
          (a) [ ]
          (b) [X]
--------------------------------------------------------------------------------
     3.   SEC Use Only
--------------------------------------------------------------------------------
     4.   Citizenship or Place of Organization       DELAWARE
--------------------------------------------------------------------------------
Number of              5.  Sole Voting Power             0
Shares Bene-        ------------------------------------------------------------
ficially owned         6.  Shared Voting Power           751,799
by Each             ------------------------------------------------------------
Reporting              7.  Sole Dispositive Power        0
Person With:        ------------------------------------------------------------
                       8.  Shared Dispositive Power      751,799
--------------------------------------------------------------------------------
     9.   Aggregate Amount Beneficially Owned by Each Reporting Person   751,799

     10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

     11.  Percent of Class Represented by Amount in Row (9)   4.4%
--------------------------------------------------------------------------------
     12.  Type of Reporting Person (See Instructions) IA, OO
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                                Page 3 of 9 pages

CUSIP No. 353469109

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     1.   Names of Reporting Persons.  OSMIUM CAPITAL, LP
          I.R.S. Identification Nos. of above persons (entities only).
--------------------------------------------------------------------------------
     2.   Check the Appropriate Box if a Member of a Group (See Instructions)
          (a) [ ]
          (b) [X]
--------------------------------------------------------------------------------
     3.   SEC Use Only
--------------------------------------------------------------------------------
     4.   Citizenship or Place of Organization       DELAWARE
--------------------------------------------------------------------------------
Number of              5.  Sole Voting Power             0
Shares Bene-        ------------------------------------------------------------
ficially owned         6.  Shared Voting Power           175,626
by Each             ------------------------------------------------------------
Reporting              7.  Sole Dispositive Power        0
Person With:        ------------------------------------------------------------
                       8.  Shared Dispositive Power      175,626
--------------------------------------------------------------------------------
     9.   Aggregate Amount Beneficially Owned by Each Reporting Person   175,626

     10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

     11.  Percent of Class Represented by Amount in Row (9)   1.0%
--------------------------------------------------------------------------------
     12.  Type of Reporting Person (See Instructions) PN
--------------------------------------------------------------------------------

                                Page 4 of 9 pages

CUSIP No. 353469109

--------------------------------------------------------------------------------
     1.   Names of Reporting Persons.  OSMIUM CAPITAL II,  LP
          I.R.S. Identification Nos. of above persons (entities only).
--------------------------------------------------------------------------------
     2.   Check the Appropriate Box if a Member of a Group (See Instructions)
          (a) [ ]
          (b) [X]
--------------------------------------------------------------------------------
     3.   SEC Use Only
--------------------------------------------------------------------------------
     4.   Citizenship or Place of Organization       DELAWARE
--------------------------------------------------------------------------------
Number of              5.  Sole Voting Power             0
Shares Bene-        ------------------------------------------------------------
ficially owned         6.  Shared Voting Power           412,812
by Each             ------------------------------------------------------------
Reporting              7.  Sole Dispositive Power        0
Person With:        ------------------------------------------------------------
                       8.  Shared Dispositive Power      412,812
--------------------------------------------------------------------------------
     9.   Aggregate Amount Beneficially Owned by Each Reporting Person   412,812

     10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

     11.  Percent of Class Represented by Amount in Row (9)   2.4%
--------------------------------------------------------------------------------
     12.  Type of Reporting Person (See Instructions) PN
--------------------------------------------------------------------------------

                                Page 5 of 9 pages

CUSIP No. 353469109

--------------------------------------------------------------------------------
     1.   Names of Reporting Persons.  OSMIUM SPARTAN, LP
          I.R.S. Identification Nos. of above persons (entities only).
--------------------------------------------------------------------------------
     2.   Check the Appropriate Box if a Member of a Group (See Instructions)
          (a) [ ]
          (b) [X]
--------------------------------------------------------------------------------
     3.   SEC Use Only
--------------------------------------------------------------------------------
     4.   Citizenship or Place of Organization       DELAWARE
--------------------------------------------------------------------------------
Number of              5.  Sole Voting Power             0
Shares Bene-        ------------------------------------------------------------
ficially owned         6.  Shared Voting Power           101,382
by Each             ------------------------------------------------------------
Reporting              7.  Sole Dispositive Power        0
Person With:        ------------------------------------------------------------
                       8.  Shared Dispositive Power      101,382
--------------------------------------------------------------------------------
     9.   Aggregate Amount Beneficially Owned by Each Reporting Person   101,382

     10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

     11.  Percent of Class Represented by Amount in Row (9)   0.6%
--------------------------------------------------------------------------------
     12.  Type of Reporting Person (See Instructions) PN
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                                Page 6 of 9 pages

ITEM 1.
(a)  The name of the issuer is Franklin Covey Co. (the "Issuer").
(b) The principal executive office of the Issuer is located at 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2099.

ITEM 2.
(a) This statement (this "Statement") is being filed by John H. Lewis, the controlling member of Osmium Partners, LLC, a Delaware limited liability company ("Osmium Partners"), which serves as the general partner of Osmium Capital, LP, a Delaware limited partnership (the "Fund"), Osmium Capital II, LP, a Delaware limited partnership ("Fund II"), and Osmium Spartan, LP, a Delaware limited partnership ("Fund III") (all of the foregoing, collectively, the "Filers"). The Fund, Fund II and Fund III are private investment vehicles formed for the purpose of investing and trading in a wide variety of securities and financial instruments. Osmium Partners also manages accounts on a discretionary basis (the "Accounts"). The Fund, Fund II, Fund III and the Accounts directly own the common shares reported in this Statement (other than 167,000 shares owned directly by Mr. Lewis). Mr. Lewis and Osmium Partners may be deemed to share with the Fund, Fund II, Fund III and the Accounts (and not with any third party) voting and dispositive power with respect to such shares. Each Filer disclaims beneficial ownership with respect to any shares other than the shares owned directly by such Filer.

(b) The Principal Business Office of the Filers is 388 Market Street, Suite 920, San Francisco, California 94111.

(c)  For citizenship information see item 4 of the cover sheet of each Filer.

(d)  This Statement relates to the Common Stock of the Issuer.

(e)  The CUSIP Number of the Common Stock of the Issuer is 353469109.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 240.13D-1(B),  OR 240.13D-2(B) OR
        (C), CHECK WHETHER THE PERSON FILING IS A:

(a)  [ ]   Broker  or  dealer  registered  under  section  15 of the Act (15
           U.S.C. 78o).

(b)  [ ]   Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)  [ ]   Insurance company as defined in section 3(a)(19) of the Act
           (15 U.S.C. 78c).

(d)  [ ]   Investment company registered under section 8 of the Investment
           Company Act of 1940 (15 U.S.C. 80a-8).

(e)  [ ]   An investment adviser in accordance with 240.13d-1(b)(1)(ii)(E);

(f)  [ ]   An employee benefit plan or endowment fund in accordance with
           240.13d-1(b)(1)(ii)(F);

(g)  [ ]   A parent holding company or control person in accordance with
           240.13d-1(b)(1)(ii)(G);

(h)  [ ]   A savings associations as defined in Section 3(b) of the Federal
           Deposit Insurance Act (12 U.S.C. 1813);

(i)  [ ]   A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)  [ ]   Group, in accordance with 240.13d-1(b)(1)(ii)(J);

ITEM 4. OWNERSHIP.

See Items 5-9 and 11 on the cover page for each Filer, and Item 2. The percentage ownership of each Filer is based on 16,934,875 shares of Common Stock outstanding as of April 1, 2009, as reported on the Issuer's Quarterly Report on Form 10-Q for the fiscal quarter ended February 28, 2009.

                               Page 7 of 9 pages

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

        Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

        Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

        Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

        Not applicable.

ITEM 10. CERTIFICATION

(a)     Not applicable.

(b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                               Page 8 of 9 pages

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: December 2, 2009

     JOHN H. LEWIS
     OSMIUM PARTNERS, LLC
     OSMIUM CAPITAL, LP
     OSMIUM CAPITAL II, LP
     OSMIUM SPARTAN, LP

     By: /s/ John H. Lewis
         ------------------------------------
     John H. Lewis, for himself and as
     Managing Member of Osmium
     Partners, LLC, for itself and as
     General Partner of Osmium
     Capital, LP, Osmium Capital II, LP, and
     Osmium Spartan, LP

                                Page 9 of 9 pages

           Exhibit No.                     Document
           -----------                     ----------------------

                1                          Joint Filing Agreement